Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Harding, Loevner Funds, Inc.:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

December 11, 2020